Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of April 2008.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of April 2008.
Operational statistics for the month of April 2008 and the comparative figures for the previous month are as follows:

	April 2008	March 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	125.434 million	124.225 million
- Post-paid Subscribers	64.751 million	64.195 million
- Pre-paid Subscribers	60.683 million	60.030 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	4.870 million	3.661 million
- Post-paid Subscribers	2.277 million	1.721 million
- Pre-paid Subscribers	2.593 million	1.940 million

Aggregated Number of CDMA Cellular Service Subscribers	43.098 million	42.809 million
- Post-paid Subscribers	39.770 million	39.478 million
- Pre-paid Subscribers	3.328 million	3.331 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	1.171 million	0.882 million
- Post-paid Subscribers	1.148 million	0.856 million
- Pre-paid Subscribers	0.023 million	0.026 million

Notes:
1.	All the Aggregated Numbers recorded for the months of March 2008 and April 2008 are aggregated data reported at 24:00 on 31 March 2008 and 30 April 2008 respectively.

2.	The accounting period of all Aggregated Net Additions in 2008 for the month of April 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 30 April 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of March 2008 and April 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As of the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Yang Xiaowei, Li Zhengmao, Li Gang, Zhang Junan and Miao Jianhua

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 May 2008

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